Exhibit 3.1

AMENDMENT OF ARTICLES OF INCORPORATION
OF
MAKEMUSIC! INC.

     Pursuant to Chapter 302A.402 Subd. 3, Minnesota Statutes, the following amendment was adopted by the Board of Directors on January 3, 2003 to be effective January 16, 2003, as follows:

     1.     The first sentence of Section 3.1 of Article 3 of the Articles of Incorporation of MakeMusic! Inc. has been amended to read as follows:

“3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 6,500,000 shares, which shall have a par value of $0.01 per share solely for the purpose of a statute or regulation imposing a tax of fee based upon the capitalization of the corporation, and which shall consist of 5,000,000 Common Shares (hereinafter referred to as “Common Stock”) and 1,500,000 undesignated shares.”

     2.     On the effective date of this Amendment of Articles with the Minnesota Secretary of State, every 10 shares of Common Stock of MakeMusic! Inc. outstanding on such date shall be converted into and become one share of Common Stock.

     3.     The amendment has been approved pursuant to Chapter 302A, Minnesota Statutes.

     4.     I certify that I am authorized to execute this Amendment and I further certify that I understand that by signing this Amendment I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48, as if I had signed this Amendment under oath.

     Effective: January 16, 2003.

/s/ Barbara S. Remley
Barbara S. Remley
Chief Financial Officer

Filed with MN Secretary of State 1/15/03

AMENDMENT OF ARTICLES OF INCORPORATION
OF
NET4MUSIC INC.

     1.     Article 1 of the Articles of Incorporation of Net4Music Inc. has been amended in its entirety to read as follows:

“ARTICLE 1 — NAME

     The name of this corporation shall be Make Music! Inc.”

     2.     The amendment has been approved pursuant to Chapter 302A, Minnesota Statutes.

     3.     I certify that I am authorized to execute this Amendment and I further certify that I understand that by signing this Amendment I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48, as if I had signed this Amendment under oath.

     Dated: May 21, 2002.

/s/ Philip Sean Lafleur
Philip Sean Lafleur
Chairman of the Board and
Chief Executive Officer

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NET4MUSIC INC.
(as amended through October 19, 2000)

ARTICLE 1 — NAME

The name of the corporation shall be Net4Music Inc.

ARTICLE 2 — REGISTERED OFFICE

     2.2) The registered office of the corporation is located at 6210 Bury Drive, Eden Prairie, Minnesota 55346.

ARTICLE 3 — CAPITAL STOCK

     3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 65,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 50,000,000 Common Shares (hereinafter referred to as “Common Stock”) and 15,000,000 undesignated shares. Except as otherwise specifically provided in these Amended and Restated Articles of Incorporation or in a contractual obligation of the corporation, the Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional Common Shares), and to fix the relative rights and preferences of each such class or series, which rights and preferences may be superior to those of any of the Common Shares.

     3.2) Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

     3.3) Issuance or Rights to Purchase Shares. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

ARTICLE 4 — RIGHTS OF SHAREHOLDERS

     4.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class of series or any other class or series of the corporation now or hereafter authorized or issued.

     4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 5 — MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

     5.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 6 — AMENDMENT OF ARTICLES OF INCORPORATION

     6.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting and/or such greater percentage or other vote as may be otherwise prescribed by the laws of the State of Minnesota or expressly provided by these Articles of Incorporation.

ARTICLE 7 — LIMITATION OF DIRECTOR LIABILITY

     7.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director

ARTICLE 8 — INDEMNIFICATION

     8.1) The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

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